UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

––––––––––––––––––––––––––––––

SCHEDULE 14A

______________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

CONTEXTLOGIC INC.
(Name of Registrant as Specified In Its Charter)

________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

This Schedule 14A filing consists of a press release relating to the proposed acquisition of substantially all of the assets of ContextLogic Inc., a Delaware corporation (the “Company”), by Qoo10 Inc., a Delaware corporation (“Qoo10 Delaware”), or its designated affiliate, other than (A) federal income tax net operating loss carryforwards and certain other tax attributes of the Company, (B) the Company’s marketable securities held in a specified wealth management account and (C) the Company’s cash and cash equivalents held in that wealth management account, as specified in that certain Asset Purchase Agreement, dated February 10, 2024, by and among the Company, Qoo10 Delaware and Qoo10 Pte. Ltd., a Singapore private limited company and parent of Qoo10 Delaware, as amended. The press release was first used or made available on March 25, 2024.

FOR IMMEDIATE RELEASE

ContextLogic Stockholders Can Vote Today “FOR” the Value Maximizing Transaction with Qoo10

Board Believes Transaction Will Reduce Substantially all of the Cash Burn, Monetize Operating Assets at Highest Value Possible and Preserve Significant Value for Stockholders

SAN FRANCISCO, March 25, 2024 — ContextLogic Inc. (d/b/a Wish) (NASDAQ: WISH) (“ContextLogic” or the “Company”) today reminded stockholders to vote “FOR” the proposed Asset Sale transaction with Qoo10 Pte. Ltd. (“Qoo10”) in advance of the special meeting of its stockholders (the “Special Meeting”) scheduled for April 12, 2024. ContextLogic stockholders of record at the close of business on March 7, 2024, are entitled to vote at or in advance of the Special Meeting.

The Company currently estimates that its post-closing cash (cash on hand and marketable securities, plus the cash proceeds from the Asset Sale) would range between $150-157 million, assuming an April 16th closing. The transaction preserves $2.7 billion of net operating losses (“NOLs”), which the Company plans to work expeditiously to utilize.

After reducing substantially all of the Company’s cash burn, the post-closing Board will conduct a careful and extensive review of available opportunities for the Company’s NOLs. A potential dissolution or premium cash takeout would net less for stockholders than the current transaction price and destroy the value of the NOLs.

The Company expects to complete the transaction in the second quarter of 2024, subject to the approval of ContextLogic’s stockholders and other customary closing conditions.

Realizing the Value of Net Operating Losses (“NOLs”) ContextLogic, the parent company of Wish, has entered into an agreement to sell substantially all of the operating assets and liabilities, principally comprising its Wish e-commerce platform, for approximately $173 million1 in cash. ContextLogic will remain a publicly traded entity after closing the transaction. The Board intends to use the proceeds from the transaction to help utilize its NOLs. The Board also intends to explore the opportunity for a financia l sponsor to help ContextLogic realize the value of its tax assets. How do NOLs work to Drive Future Value? What are NOLs? NOLs are an accounting term. Over recent years, ContextLogic’s losses have exceeded its income. The result is called a Net Operating Loss (“NOL”). What is a NOL Carryforward? U.S. tax laws allow companies reporting a net operating loss to deduct those losses from future years’ profits. As a result of the losses ContextLogic has recorded in prior years, we now have ~$2.7 billion worth of NOLs. As ContextLogic acquires new assets and generates profit, it will be able to offset up to $2.7 billion in future tax obligations on its income. For Illustrative Purposes Only With NOLs Net Income Without NOLs (After Tax) Years Why does ContextLogic want to preserve these NOLs? The ~$2.7 billion of NOLs represent a massive value opportunity to ContextLogic shareholders. The Board intends to explore the opportunity for a financial sponsor to help Conte xtLogic realize the value of its tax assets. How will ContextLogic recognize the value of its NOLs? Going forward, as ContextLogic executes its growth strategy, the Board of Directors will allocate capital – including any additional value yielded from the NOLs – to generate the highest return for investors. 1 Subject to certain purchase price adjustments

Additional Information and Where to Find It In connection with the proposed acquisition of substantially all of the assets of ContextLogic Inc., a Delaware corporation (the “Company”), by Qoo10 Inc., a Delaware corporation (the “Buyer”), other than the Company’s federal income tax net operating loss carryforwards and certain other tax attributes, pursuant to the terms of an Asset Purchase Agreement (the “Agreement”), dated February 10, 2024, by and among the Company, the Buyer and Qoo10 Pte. Ltd., a Singapore private limited company and parent of the Buyer (“Qoo10”), the Company has filed with the SEC, and has furnished to the Company’s stockholders, a definitive proxy statement, and other relevant documents pertaining to the transactions contemplated by the asset purchase agreement with the Buyer and Qoo10 (the “Transactions”). Stockholders of the Company are urged to read the definitive proxy statement and other relevant documents carefully and in their entirety because they contain important information about the Transactions. Stockholders of the Company may obtain the definitive proxy statement and other relevant documents filed with the SEC free of charge at the SEC’s website at www.sec.gov or by directing a request to ContextLogic Inc., One Sansome Street, 33rd Floor, San Francisco, California 94104, Attention: Ralph Fong. Forward-Looking Statements Except for historical information, all other information in this communication consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and related oral statements the Company, Qoo10 or the Buyer may make, are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. For example, (1) conditions to the closing of the Transactions may not be satisfied, (2) the timing of completion of the Transactions is uncertain, (3) the amount of the purchase price adjustment under the asset purchase agreement with the Buyer and Qoo10 is uncertain and may be material, (4) the amount of that purchase price adjustment could be adversely affected by any delays in closing the Transactions, including delays in obtaining the stockholder vote at the Special Meeting, (5) there can be no assurance as to the extent to which the post-closing Company will find opportunities to utilize the NOLs, and when any such utilization will occur, (6) the business of the Company may suffer as a result of uncertainty surrounding the Transactions, (7) events, changes or other circumstances could occur that could give rise to the termination of the asset purchase agreement with the Buyer and Qoo10, (8) there are risks related to the disruption of management’s attention from the ongoing business operations of the Company due to the Transactions, (9) the announcement or pendency of the Transactions could affect the relationships of the Company with its clients, operating results and business generally, including on the ability of the Company to retain employees, (10) the outcome of any legal proceedings initiated against the Company, Qoo10 or the Buyer following the announcement of the Transactions could adversely affect the Company, Qoo10 or the Buyer, including the ability of each to consummate the Transactions, and (11) the Company may be adversely affected by other economic, business, and/or competitive factors, as well as management’s response to any of the aforementioned factors.The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents of the Company on file with the SEC. Neither the Company nor Qoo10 or the Buyer undertakes any obligation to update, correct or otherwise revise any forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company, Qoo10 or the Buyer and/or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.

If you have any questions, or need assistance in voting your shares on the proxy card, please contact our proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

For more information on the transaction, please visit ir.wish.com/.

About Wish

Wish brings an affordable and entertaining shopping experience to millions of consumers around the world. Since our founding in San Francisco in 2010, we have become one of the largest global ecommerce platforms, connecting millions of value-conscious consumers to hundreds of thousands of merchants globally. Wish combines technology and data science capabilities and an innovative discovery-based mobile shopping experience to create a highly-visual, entertaining, and personalized shopping experience for its users. For more information about the company or to download the Wish mobile app, visit www.wish.com or follow @Wish on Facebook, Instagram and TikTok or @WishShopping on X (formerly Twitter) and YouTube.

Additional Information and Where to Find It

In connection with the Asset Sale, the Company has filed with the SEC, and has furnished to the Company’s stockholders, a definitive proxy statement, and other relevant documents pertaining to the transactions contemplated by the asset purchase agreement with the Buyer and Qoo10 (the “Transactions”). Stockholders of the Company are urged to read the definitive proxy statement and other relevant documents carefully and in their entirety because they contain important information about the Transactions. Stockholders of the Company may obtain the definitive proxy statement and other relevant documents filed with the SEC free of charge at the SEC’s website at www.sec.gov or by directing a request to ContextLogic Inc., One Sansome Street, 33rd Floor, San Francisco, California 94104, Attention: Ralph Fong.

Forward Looking Statements

Except for historical information, all other information in this communication consists of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, and related oral statements the Company, Qoo10 or the Buyer may make, are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. For example, (1) conditions to the closing of the Transactions may not be satisfied, (2) the timing of completion of the Transactions is uncertain, (3) the amount of the purchase price adjustment under the asset purchase agreement with the Buyer and Qoo10 is uncertain and may be material, (4) the amount of that purchase price adjustment could be adversely affected by any delays in closing the Transactions, including delays in obtaining the stockholder vote at the Special Meeting, (5) there can be no assurance as to the extent to which the post-closing Company will find opportunities to utilize the NOLs, and when any such utilization will occur, (6) the business of the Company may suffer as a result of uncertainty surrounding the Transactions, (7) events, changes or other circumstances could occur that could give rise to the termination of the asset purchase agreement with the Buyer and Qoo10, (8) there are risks related to the disruption of management’s attention from the ongoing business operations of the Company due to the Transactions, (9) the announcement or pendency of the Transactions could affect the relationships of the Company with its clients, operating results and business generally, including on the ability of the Company to retain employees, (10) the outcome of any legal proceedings initiated against the Company, Qoo10 or the Buyer following the announcement of the Transactions could adversely affect the Company, Qoo10 or the Buyer, including the ability of each to consummate the Transactions, and (11) the Company may be adversely affected by other economic, business, and/or competitive factors, as well as management’s response to any of the aforementioned factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents of the Company on file with the SEC. Neither the Company nor Qoo10 or the Buyer undertakes any obligation to update, correct or otherwise revise any forward-looking statements. All subsequent written and oral forward-looking statements attributable to the Company, Qoo10 or the Buyer and/or any person acting on behalf of any of them are expressly qualified in their entirety by this paragraph.

Contacts

Investor Relations:

Ralph Fong, Wish

ir@wish.com

Media:

Carys Comerford-Green, Wish

press@wish.com

Nick Lamplough/Dan Moore/Jack Kelleher

Collected Strategies

WISH-CS@collectedstrategies.com